Exhibit 99.1

FOR:	AMPAL-AMERICAN ISRAEL CORPORATION
CONTACT:	Irit Eluz CFO - SVP Finance & Treasurer (866) 447 8636 irit@ampal.com

FOR:	KM/KCSA Investor Relations
CONTACT:	Roni Gavrielov 011-972-3-516-7620 roni@km-ir.co.il

Ampal Announces Appointment of

Yosef A. Maiman as Chairman, President and CEO;

Jack Bigio Continues as Director

Tel Aviv, Israel, September 22, 2006 - Ampal-American Israel Corporation (NASDAQ:AMPL) announced today that it had appointed Chairman of the Board Yosef A. Maiman as Chairman, President and Chief Executive Officer. This appointment followed Jack Bigio’s decision to resign as President and Chief Executive Officer, effective October 1, 2006, to re-join Merhav M.N.F. Ltd. in a senior capacity. Mr. Bigio will remain on the Board of Directors of Ampal.

In connection with his decision to resign, Mr. Bigio stated “Ampal is now poised to capitalize on the strategic moves that management has made since I joined the Company. At this time, I wish to pursue new opportunities and face new challenges professionally within the Merhav Group. I also look forward to contributing to the future growth of Ampal as a director.”

Mr. Maiman stated, “Since joining Ampal in 2002, Jack has been instrumental in re-focusing Ampal’s portfolio and formulating the Company’ strategy for the future. His contributions and guidance have been greatly appreciated and we are pleased to have Jack continue to serve as a director of Ampal to share his wisdom and experience with our team.”

About Ampal

Ampal and its subsidiaries primarily acquire interests in businesses located in the State of Israel or that are Israel-related. Ampal has diversified interests in the following sectors: Energy, Real Estate and others. For more information about Ampal please visit our web site at www.ampal.com.

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to the Company that are based on the beliefs of management of the Company as well as assumptions made by and information currently available to the management of the Company. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and similar expressions as they relate to the Company or the management of the Company, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events or future financial performance of the Company, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq, and the global business and economic conditions in the different sectors and markets where the Company's portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to the Company's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.